Exhibit 99.1

Evolv Technology, the Leader in AI-Enabled Touchless Security Screening, to Become Publicly Traded Through Merger with NewHold Investment Corp.

●	Evolv is the leader in AI touchless security screening, dedicated to making the world a safer place to live, work, learn and play by helping to protect innocent people from mass shootings and terrorist attacks. Evolv has screened over 50 million people, second only to the TSA in screening people in the U.S.

●	Combined company expected to have a post-transaction pro forma total enterprise value of approximately $1.25 billion, total equity value of approximately $1.7 billion and intends to remain listed on the NASDAQ under the ticker symbol “EVLV” following an anticipated transaction close in Q2 2021.

●	The combined company is expected to have approximately $470 million in gross proceeds, assuming no trust account redemptions - comprised of $172.5 million of cash held in trust from NewHold Investment Corp. and an upsized $300 million fully committed common stock private investment (“PIPE”) at $10.00 per share.

●	The upsized and oversubscribed $300 million PIPE is anchored by strategic partners including Motorola Solutions Inc., and top-tier institutional investors including Magnetar Capital, Eldridge, Senator Investment Group and UBS O’Connor, in addition to investments from star athletes, franchise owners and managers including Peyton Manning, Andre Agassi, Steffi Graf, Joe Torre, Theo Epstein, Tony Ressler, Mark Attanasio and Bennett Rosenthal, who all want the world to re-open, and re-open safely.

●	All current Evolv stockholders, including Bill Gates, Lux Capital, General Catalyst, DCVC, SineWave Ventures, Motorola Solutions, STANLEY Ventures, and Finback Investment Partners, will retain their equity holdings through closing.

●	Proceeds will fund rapid growth, expand international markets and help accelerate adjacencies through partnerships and acquisitions. For example, in 2020, the company introduced integrated thermal sensor and Evolv TempCheck software to screen for elevated body temperatures.

●	Evolv is the first company in the industry to introduce a subscription SaaS Model with its customers, including, Uber, Lincoln Center, L.L. Bean, and Six Flags.

●	Evolv and NewHold will host a joint investor conference call to discuss the proposed transaction on March 8th, 2021 at 7:00 AM EST. To access the conference call, please visit https://nhicspac.com or use dial-in 1-844-512-2921 and enter passcode 1143844.

NEW YORK, NY & WALTHAM, MA – March 8, 2021 – Evolv Technology (“Evolv”), the leader in AI touchless security screening, and NewHold Investment Corp. (“NewHold”) (NASDAQ: NHIC), a special purpose acquisition company (“SPAC”), today announced they have entered into a definitive merger agreement for a business combination that will result in Evolv becoming a publicly traded company. It is anticipated that Evolv will trade on the NASDAQ with the ticker symbol “EVLV” after the deal closes in Q2 2021.

Evolv Technology – Leader with Unrivaled Technology and Market Presence

Evolv is transforming the physical security industry, as the first AI-enabled touchless screening system in the market. The Evolv Express® system delivers up to a 70% reduction in cost and is ten times faster than traditional metal detectors, resulting in screening an unparalleled 3,600 people per hour, per system. The system allows for visitors to pass through screening without breaking stride and continuing the pace of life, improving security at the speed and scale required in this post-pandemic world. Built on its Evolv Cortex AI™ software platform, Evolv is continually improving the security posture for customers through machine learning and analytical insights on-demand, an industry first.

The world’s most iconic venues and companies place their trust in Evolv to protect their employees and visitors including Uber, Lincoln Center, L.L. Bean, Six Flags and others. In addition, Evolv signed a significant technology and go-to-market partnership with Motorola Solutions, a global leader in land mobile radio mission-critical communications, video security and analytics, and command center software for enterprise and public safety customers. Evolv expects this partnership to accelerate growth and market presence going forward.

The New Reality for Security is a Seamless Experience

In the current and post-pandemic world, organizations are and will be looking for solutions to support safe operations that address threats from weapons violence and public health threats. These venues, companies and schools need security that does not disrupt the public gathering experience and avoids the problems that come with traditional security approaches such as crowds, single file lines, bag checks, wands and pat downs. These organizations are also looking for ways to improve their customer experience by combining security with ticketing for a seamless and touchless visitor experience. Evolv is at the forefront of this convergence, which can be achieved through an intelligent software-based approach to physical security.

Proposed Transaction is the Next Logical Step

Evolv’s patented and rapidly expanding technology portfolio in weapons screening provides the company with significant competitive advantages to capitalize on a substantial global market opportunity, estimated to be approximately $20 billion for Evolv’s AI-enabled touchless screening systems. Its software platform allows for rapid integration of new capabilities such as the recently launched thermal scanning.

Having delivered strong annual revenue growth and winning contracts with some of the most iconic brands in sports, entertainment, cultural and corporate environments, Evolv and its Board of Directors believe this proposed transaction is the appropriate next step to position the company for continued success.

Management and Investor Comments

“Evolv Technology was built with a mission to make people safer in their everyday lives – whether at work, in stores, stadiums, concert halls, theme parks or schools,” said Peter George, CEO of Evolv. “In a world where increasing weapons violence and health threats imperil human security, our platform identifies threats before they cause harm, without the invasive pat downs, wands and bag checks experienced with traditional metal detector technology. Every Evolv team member shares that mission: to save lives. Our merger with NewHold will provide the capital to build upon our expansive vision for human security.”

“Evolv Technology presents a preeminent opportunity to build the world’s most important enterprise in physical security, expanding the boundaries through AI and analytics,” said Kevin Charlton, CEO of NewHold Investment Corp. “This transaction will provide Peter and the Evolv team with the capital to continue to develop the leading technologies that will make people safer and make their lives more convenient.”

Transaction Overview

Pursuant to the merger agreement, Evolv will merge with a wholly owned subsidiary of NewHold, with Evolv being the surviving entity of the merger and a wholly owned subsidiary of NewHold. NewHold, which currently holds approximately $172.5 million of cash in trust, will be renamed to Evolv Technology, Inc. following the merger. The combined entity will have an estimated pro forma enterprise value of approximately $1.25 billion. The upsized and oversubscribed $300 million PIPE includes investors such as Motorola Solutions, Inc., Magnetar Capital, Eldridge, Senator Investment Group and UBS O’Connor, in addition to investments from star athletes, franchise owners and managers. Assuming no trust account redemptions by NewHold’s public stockholders, Evolv’s existing stockholders will own approximately 72% of the fully diluted shares of common stock of the combined company immediately following the closing of the business combination.

The combined company expects to receive approximately $470 million in gross proceeds from the trust account and PIPE investors, assuming no redemptions by NewHold’s existing public shareholders. These cash proceeds are expected to be used to extend Evolv’s product portfolio, operating expenses incurred as a result of customer demand, and working capital to support increasing production demand. In addition, proceeds will be used to expand the company’s penetration of the physical security market and build new markets with its touchless security-as-a-service technology.

Following the closing of the transaction, the company will be led by CEO Peter George. Kevin Charlton, CEO of NewHold and Neil Glat, board member of NewHold, will join Evolv’s Board of Directors alongside Evolv CEO Peter George, Evolv Co-Founder Mike Ellenbogen, Chairman Alan Cohen of DCVC, David Orfao of General Catalyst, Bilal Zuberi of Lux Capital, an executive from Motorola Solutions, Merline Saintil and Mark Sullivan.

The transaction has been unanimously approved by the Board of Directors of both NewHold and Evolv and is subject to the satisfaction of customary closing conditions, including the approval of NewHold’s stockholders. The transaction is expected to close in the second quarter of 2021.

Additional information about the proposed business combination, including a copy of the merger agreement and investor presentation, will be provided in a Current Report on Form 8-K to be filed by NewHold today with the Securities and Exchange Commission (the “SEC”) and available at www.sec.gov. The investor presentation can be found on NewHold’s website at https://nhicspac.com. In addition, NewHold Investment Corp. intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement/prospectus, and will file other documents regarding the proposed transaction with the SEC.

Investor Conference Call Information

Evolv Technology and NewHold Investment Corp. will host a joint investor conference call to discuss the proposed transaction on March 8th, 2021 at 7:00 AM EST. To access the conference call, please visit https://nhicspac.com or via dial-in at 1-844-512-2921 with passcode 1143844.

Advisors

Cowen is acting as sole financial and capital markets advisor to Evolv. Cowen acted as sole placement agent to NewHold in connection with the $300 million PIPE. Stifel is acting as sole financial and capital markets advisor to NewHold. Latham & Watkins LLP is acting as legal counsel to Evolv and Loeb & Loeb LLP is acting as legal counsel to NewHold.

About Evolv Technology

Evolv Technology is the world’s leading provider of AI touchless security screening systems that enhance safety without sacrificing the visitor, student and employee experience. Built on top of its Evolv Cortex AI™ software platform, the company provides an array of AI touchless screening technologies for weapons detection, identity verification and health-related threats.

Led by a team of security industry leaders with a track record for delivering first-to-market products, Evolv’s investors include Bill Gates, Florida Governor Jeb Bush’s firm, Finback Investment Partners, DCVC, General Catalyst Partners, Lux Capital, SineWave Ventures, Motorola Solutions and STANLEY Ventures. The company’s partners include Motorola Solutions, STANLEY Security and Johnson Controls. Evolv Express® has earned industry accolades such as the 2020 Edison Awards™, two Campus Safety 2020 BEST Awards, Campus Security & Life Safety magazine’s Secure Campus 2020 Awards and Best Places to Work by Inc. Magazine and Built in Boston.

Evolv Technology, Evolv Express®, Evolv TempCheck, and Evolv Cortex AI™ are registered trademarks or trademarks of Evolv Technologies, Inc. in the United States and other jurisdictions.

For more information, visit https://evolvtechnology.com.

About NewHold Investment Corp.

NewHold Investment Corp. is a blank check company formed in 2020 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue a business combination target in any business or industry, it focuses on identifying businesses in the industrial technology sector. For more information visit https://nhicspac.com.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of the federal securities laws with respect to the proposed transaction between NewHold Investment Corp. (“NewHold”) and Evolv Technologies, Inc. (“Evolv”). These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document, including but not limited to: (i) the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect the price of NewHold’s securities, (iii) the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the Agreement and Plan of Merger, dated as of March 5, 2021 (the “Merger Agreement”), by and among NewHold, Evolv and NHIC Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of NewHold, by the stockholders of NewHold, the satisfaction of the minimum trust account amount following redemptions by NewHold’s public stockholders and the receipt of certain governmental and regulatory approvals, (iv) the lack of a third party valuation in determining whether or not to pursue the transaction, (v) the inability to complete the PIPE investment in connection with the transaction, (vi) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (vii) the effect of the announcement or pendency of the transaction on Evolv Aviation’s business relationships, operating results and business generally, (viii) risks that the proposed transaction disrupts current plans and operations of Evolv and potential difficulties in Evolv employee retention as a result of the transaction, (ix) the outcome of any legal proceedings that may be instituted against Evolv or against NewHold related to the Merger Agreement or the transaction, (x) the ability to maintain the listing of NewHold’s securities on a national securities exchange, (xi) the price of NewHold’s securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which NewHold plans to operate or Evolv operates, variations in operating performance across competitors, changes in laws and regulations affecting NewHold’s or Evolv’s business and changes in the combined capital structure, (xii) the ability to implement business plans, forecasts, and other expectations after the completion of the transaction, and identify and realize additional opportunities, and (xiii) the risk of downturns and a changing regulatory landscape in Evolv’s highly competitive industry. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of NewHold’s registration on Form S-1 (File No. 333-239822), the registration statement on Form S-4 discussed above and other documents filed by NewHold from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and except as required by law NewHold and Evolv assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Neither NewHold nor Evolv gives any assurance that either NewHold or Evolv or the combined company will achieve its expectations.

Any financial projections in this communication are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond NewHold’s and Evolv’s control. While all projections are necessarily speculative, NewHold and Evolv believe that the preparation of prospective financial information involves increasingly higher levels of uncertainty the further out the projection extends from the date of preparation. The assumptions and estimates underlying the projected results are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the projections. The inclusion of projections in this communication should not be regarded as an indication that NewHold and Evolv, or their representatives, considered or consider the projections to be a reliable prediction of future events.

Important Information for Investors and Stockholders

This document relates to a proposed transaction between NewHold and Evolv. This document does not constitute an offer to sell or exchange, or the solicitation of an offer to buy or exchange, any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, sale or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. NewHold intends to file a registration statement on Form S-4 with the SEC, which will include a document that serves as a prospectus and proxy statement of NewHold, referred to as a proxy statement/prospectus. A proxy statement/prospectus will be sent to all NewHold stockholders. NewHold also will file other documents regarding the proposed transaction with the SEC. Before making any voting decision, investors and security holders of NewHold are urged to read the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC in connection with the proposed transaction as they become available because they will contain important information about the proposed transaction.

Investors and security holders will be able to obtain free copies of the registration statement, the proxy statement/prospectus and all other relevant documents filed or that will be filed with the SEC by NewHold through the website maintained by the SEC at www.sec.gov. Alternatively, these documents, when available, can be obtained free of charge from NewHold upon written request to NewHold Investment Corp., c/o NewHold Enterprises, LLC, 52 Vanderbilt Avenue, Suite 2005, New York, New York 10017, Attn: Charlie Baynes-Reid, or by calling (212) 653-0153, or by email at info@newholdllc.com.

Participants in the Solicitation

NewHold and Evolv and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from NewHold’s stockholders in connection with the proposed transaction. A list of the names of the directors and executive officers of NewHold and information regarding their interests in the business combination will be contained in the proxy statement/prospectus when available. You may obtain free copies of these documents as described in the preceding paragraph.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of any securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of such other jurisdiction.

For Evolv Technology:

Investor Contact:
Michael Bowen and Ryan Gardella

EvolvIR@icrinc.com

Media Contact:

Jed Hamilton

EvolvPR@icrinc.com

For NewHold Investment Corp.:

Investor & Media Contact:
Amanda Tarplin

amanda@tarplinconsulting.com